Neighborhood Intelligence Reports Core E-Commerce Growth of 9%, Led by 75% Growth at Overstock.com; Total Company Revenue Increases 98% Driven by Acquisitions

Gross Margin Performance Positioned for Improvement; Significant Progress on Cost Reductions and Merger Synergies, With Another $40 Million in Annualized Savings Identified

NASHVILLE, Tennessee - November 5, 2026 - Neighborhood Intelligence, Inc. (NASDAQ:NXH), formerly Bed Bath & Beyond, Inc., today reported third quarter 2026 revenue of $509 million, an increase of 98% year over year, primarily driven by the acquisitions of Kirkland’s and The Container Store. Core e-commerce revenue increased approximately 9%, led by 75% year-over-year growth at Overstock.com.

Gross profit was $173 million, representing a reported gross margin of approximately 34%. The quarter included a planned $14 million purchase price accounting benefit associated with inventory conditions identified and factored into the acquisitions before closing. This benefit was substantially offset by the Company’s planned elimination of dated, obsolete and underperforming inventory. Management sees a path to 37% through improved sourcing, assortment, inventory discipline and higher-margin home services.

Year to date, the Company has eliminated more than $50 million in annualized SG&A costs and merger synergies. Management has identified more than $40 million in additional annualized operational and merger savings through supply chain consolidation, elimination of organizational redundancies and optimization of the store fleet. The Company expects the full benefits of integration and merger synergies to develop over approximately six to nine months.

Management believes if it achieves mid-single-digit organic revenue growth, improved operating efficiencies and expansion of higher-margin home services the Company should be positioned to achieve an enterprise-wide positive cash flow inflection by the second half of 2027.

Inclusive of all closed transactions, retail store fleet rationalization and modest organic growth, the Company currently expects consolidated revenue of $2.0 billion to $2.1 billion in 2027, with gross margins ranging from 33% to 34%.

“Our legacy e-commerce business has achieved two important milestones worth noting: sustained revenue growth and adjusted EBITDA neutrality. We have accomplished what we set out to do in the underlying legacy business, and our focus now is on realizing the full potential of the enterprise we have assembled,” said Marcus A. Lemonis, Executive Chairman and Chief Executive Officer of Neighborhood Intelligence.

“While our baseline for 2027 is deliberately measured and assumes a continued depressed housing market, we are moving quickly to prepare for a more robust return to normalized housing activity. Our decision to accelerate the integration of our acquisitions, recalibrate inventory and simplify our operating structure reflects that conviction. We believe we can compound growth without a housing recovery, but even a modest improvement in housing activity could create meaningful upside and operating leverage.”

Third Quarter 2026 Highlights

Net revenue was $509 million, an increase of 98.0% year over year. Of the year-over-year increase, $229 million was attributable to acquired businesses, reflecting the integration of The Brand House Collective, including the Kirkland’s and Kirkland’s Home brands, and The Container Store, which was acquired during the quarter. The remaining $23 million increase was driven by continued strength in the core online e-commerce business and an improved assortment.

Active customers increased to 9.0 million, up 117% year over year, and orders delivered increased to 4.0 million, up 217% year over year, reflecting growth in the base business and the inclusion of acquired brands. Orders per active customer increased to 2.0 from 1.3 in the prior-year period, an increase of 53%.

Gross profit was $173 million, or approximately 34% of net revenue. Of the year-over-year increase, $97 million was attributable to acquired businesses. The quarter included the planned purchase price accounting benefit and related inventory recalibration described above.

Sales and marketing expense was $54 million, or 10.7% of net revenue, an improvement of 330 basis points year over year.

Technology and general and administrative expense was $165 million compared with $33 million in the prior-year period, primarily due to acquired entities, with the remaining change attributable to various items, including professional fees related to acquisitions.

Net loss was $26 million, compared with a net loss of $5 million in the prior-year period. The current period includes approximately $20 million of special items, primarily acquisition-related costs, restructuring costs, and non-cash store-closure impairments.

Adjusted EBITDA (non-GAAP) was ($26) million, compared with ($5) million in the prior year period.

The Company's available sources of liquidity include, but are not limited to $127 million of cash, cash equivalents and restricted cash, $228 million in inventory and real estate owned free of borrowings of $26M. Equity in inventory at September 30, 2026 was $110 million, net of ABL borrowings of $118M.

Longer-Term Growth Opportunity
The Company’s 2027 baseline assumes continued weakness in housing starts and existing-home sales, with existing-home sales remaining near levels last seen during the Great Recession. Existing-home sales in 2025 were below 2009 levels and approximately 25% below the 2015–2019 average.

Management believes approximately 5% annual organic revenue growth is achievable from its 2027 base over the following three to four years without requiring a housing recovery. We see additional upside from 3 additional primary drivers. High Margin, High Average Order Home Services, Namely Elfa Systems being restocked with rebuilt sales funnel and lead management system; Full integration of Bed Bath & Beyond traditional product assortment and brand across 75+ store fleet (product being fully stocked now with signage and branding complete by Q1 2027); any potential improvement in the housing market currently recording both housing starts and existing home sales below 2009 Great Recession levels.

Even a modest improvement in housing activity could provide additional upside. A gradual return toward mid-cycle levels, still below those experienced during 2016–2019, could create meaningful operating leverage. Management believes it is able to generate approximately $30 million in incremental operating contribution for every additional $100 million of organic revenue.

“We have a clear plan to drive organic growth, strengthen margins and improve operating efficiency across our business,” said Amy Sullivan, President of Neighborhood Intelligence, Inc. “We’re leveraging the brands, sourcing capabilities and home services infrastructure we’ve acquired to create new opportunities for growth, while remaining disciplined in how we manage costs and deploy capital. We believe these initiatives can support normalized gross margins of 33% to 34% in the near term, with a longer-term objective of 37% as our sourcing improvements, assortment strategy and higher-margin home services contribute more fully.”

Earnings Webcast and Replay Information
Neighborhood Intelligence, Inc. will host a webcast to discuss its third quarter 2026 financial results, strategic initiatives and business outlook on Thursday, November 5, 2026, at 4:30 p.m. Eastern Time.

Questions may be emailed in advance to ir@neighborhoodintelligence.com.

A replay of the webcast will be available at neighborhoodintelligence.com shortly after the live call concludes.

An updated investor presentation will be available in the Events & Presentations section of the Company’s investor relations website at ir.neighborhoodintelligence.com.

About Neighborhood Intelligence, Inc.
Neighborhood Intelligence, Inc. (NASDAQ: NXH), formerly Bed Bath & Beyond, Inc., is a data and technology company organized around three interconnected pillars: Omni-Channel Retail, Home Services and Home Ownership.

Its portfolio includes Bed Bath & Beyond, Overstock, buybuy BABY, Kirkland's, The Container Store, Elfa and Closet Works, along with its expanding Home Services and Home Ownership businesses.

The Company also maintains a portfolio of blockchain-related investments, including tZERO, GrainChain and other assets.

The Company's mission is to make home ownership simpler and more affordable.

Contact Information Investor Relations ir@neighborhoodintelligence.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding revenue growth, gross margins, operating efficiencies, financial outlook and guidance, integration and merger synergies, cost savings, expected cash flow, long-term operating and financial objectives and the timing of any of the foregoing. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We undertake no obligation to update any forward-looking statements as a result of any new information, future developments, or otherwise. These forward-looking statements are inherently difficult to predict. Actual results could differ materially due to variety of risks, uncertainties, and other important factors including but not limited to: our dependence on third parties, including our fulfillment partners; our competition; consumer needs, expectations, or trends; our reliance on effective marketing; economic factors including recessions, downturns, inflation, exposure to the housing market, and consumer spending; trade policies or restrictions, including tariffs, and related macroeconomic effects; our changing business model and use of our brands, such as the Overstock brand, Bed Bath & Beyond brand, buybuy BABY brand, Kirkland’s and Kirkland’s Home brands, SFV Services, and The Container Store; the changing job market and changes to our leadership team or compensation approach; our reliance on paid and natural search engines; our ability to become profitable or generate positive cash flows; our ability to raise additional capital, obtain financing, or monetize significant assets; our dependence on the Internet; our infrastructure; and transaction-processing systems; compliance with ever-evolving federal, state, and foreign laws; cyberattacks or data security incidents; legal proceedings to which we are subject; damage to our reputation or brand image; shipping and customer service; operations; technological advancements, including artificial intelligence; global conflicts; product safety and quality concerns, content and quality; our ever evolving business model; risks related to our Warrants; risks related to our completed merger with TBHC and The Container Store and our proposed merger with Fathom Holdings, Inc.; our investments in new business strategies, acquisitions, dispositions, partnerships, or other transactions; and regulatory changes or actions related to cryptocurrencies and blockchain technology. Additional information regarding risks, uncertainties, and other important factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in our subsequent filings with the SEC including, without limitation, our Quarterly Report on Form 10-Q for the Quarterly period ended September 30, 2026. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Neighborhood Intelligence, Inc. Consolidated Balance Sheets (Unaudited) (in thousands, except per share data)
	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$100,435	$175,295
Restricted cash	26,795	26,924
Accounts receivable, net of allowance for credit losses of $2,818 and $3,377	50,501	20,829
Inventories	227,845	5,162
Prepaids and other current assets	38,739	11,905
Total current assets	444,315	240,115
Property and equipment, net	177,348	13,712
Intangible assets, net	68,600	45,140
Goodwill	140,564	6,160
Equity securities, including securities measured at fair value of $17,075 and $26,903	54,905	66,641
Operating lease right-of-use assets	443,587	5,156
Other long-term assets, net	29,292	48,554
Total assets	$1,358,611	$425,478
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$208,170	$89,992
Accrued liabilities	127,343	51,297
Unearned revenue	47,804	34,429
Operating lease liabilities, current	100,233	928
Short-term debt, net	—	15,500
Total current liabilities	483,550	192,146
Long-term debt, net	212,807	—
Operating lease liabilities, non-current	343,232	5,643
Deferred tax liabilities, long-term	9,436	—
Other long-term liabilities, including commitments measured at fair value of $— and $2,766	17,044	9,745
Total liabilities	1,066,069	207,534
Stockholders' equity:
Preferred stock, $0.0001 par value, authorized shares - 5,000, issued and outstanding - none	—	—
Common stock, $0.0001 par value, authorized shares - 200,000
Issued shares - 106,771 and 76,358
Outstanding shares - 98,626 and 68,863	11	8
Additional paid-in capital	1,401,528	1,239,338
Accumulated deficit	(924,750)	(842,711)
Accumulated other comprehensive loss	(4,896)	(2,574)
Treasury stock at cost - 8,145 and 7,495	(179,675)	(176,478)
Equity attributable to stockholders of Neighborhood Intelligence, Inc.	292,218	217,583
Equity attributable to noncontrolling interests	324	361
Total stockholders' equity	292,542	217,944
Total liabilities and stockholders' equity	$1,358,611	$425,478

Neighborhood Intelligence, Inc. Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net revenue	$509,314	$257,187	$1,118,228	$771,186
Cost of goods sold	336,369	192,024	789,404	580,922
Gross profit	172,945	65,163	328,824	190,264
Operating expenses
Sales and marketing	54,272	36,126	129,690	105,625
Technology	33,549	20,645	79,097	70,584
General and administrative	131,238	11,971	203,628	40,373
Customer service and merchant fees	16,217	8,873	36,814	27,561
Other operating expense (income), net	(262)	—	2,754	(5,790)
Total operating expenses	235,014	77,615	451,983	238,353
Operating loss	(62,069)	(12,452)	(123,159)	(48,089)
Interest income (expense), net	(3,749)	1,186	(1,270)	2,837
Other income (expense), net	20,712	6,978	21,161	(17,780)
Loss before income taxes	(45,106)	(4,288)	(103,268)	(63,032)
Provision (benefit) for income taxes	(18,962)	233	(21,229)	714
Consolidated net loss	(26,144)	(4,521)	(82,039)	(63,746)
Less: Net loss attributable to noncontrolling interests	—	—	—	—
Net loss	$(26,144)	$(4,521)	$(82,039)	$(63,746)
Net loss per share of common stock:
Basic	$(0.28)	$(0.07)	$(1.03)	$(1.11)
Diluted	$(0.28)	$(0.07)	$(1.03)	$(1.11)
Weighted average shares of common stock outstanding:
Basic	94,911	60,333	79,517	57,190
Diluted	94,911	60,333	79,517	57,190

Neighborhood Intelligence, Inc. Consolidated Statements of Cash Flows (Unaudited) (in thousands)
	Nine months ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(82,039)	$(63,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,494	12,803
Amortization of debt issuance and original issue discount cost	1,159	—
Non-cash operating lease cost	2,407	1,461
Stock-based compensation to employees and directors	2,146	8,002
Deferred income tax	(18,287)	—
Gain on sale of intangible assets	—	(5,790)
Impairment of long-lived assets (including leases)	4,491	—
Gain on lease termination	(2,232)	—
Loss on disposal of fixed assets	1,463	—
Loss from equity method securities	3,427	16,644
Gain on loan commitment	(2,766)	—
Gain on fair value adjustment for derivative	(20,959)	—
Other non-cash adjustments	(913)	1,720
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(11,715)	(1,460)
Inventories	(35,707)	4,333
Prepaids and other current assets	(1,445)	2,251
Other long-term assets, net	186	(493)
Accounts payable	16,630	12,375
Accrued liabilities	1,324	(26,990)
Unearned revenue	2,578	(7,275)
Operating lease assets and liabilities, net	(3,447)	(1,016)
Other long-term liabilities	(3,256)	(3,031)
Income taxes payable	12	—
Net cash used in operating activities	(118,449)	(50,212)
Cash flows from investing activities:
Expenditures for property and equipment	(11,963)	(5,249)
Purchase of intangible assets	(1,973)	(15,214)
Acquisitions of businesses, net of cash acquired	13,114	—
Purchase of equity securities	—	(8,000)
Proceeds from the sale of intangible assets	—	6,250
Disbursement of notes receivable	(27,168)	(8,232)
Proceeds from settlement of loan participation agreement	6,465	—
Other investing activities, net	50	29
Net cash used in investing activities	(21,475)	(30,416)

Neighborhood Intelligence, Inc. Consolidated Statements of Cash Flows (Unaudited) (in thousands)
	Nine months ended September 30,
(Continued)	2026	2025
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	$18,329	$101,690
Proceeds from short-term debt	7,500	—
Payments on short-term debt	—	(7,000)
Proceeds from long-term debt	15,778	—
Payments on long-term debt	(73)	—
Proceeds from revolving line of credit, net	26,298	—
Refinancing costs	(149)	—
Repurchase of shares	—	(6,218)
Payments of taxes withheld upon vesting of employee stock awards	(1,781)	(544)
Proceeds from employee stock purchase plan	500	683
Dividends from token offering	(37)	—
Other financing activities, net	(348)	341
Net cash provided by financing activities	66,017	88,952

Effect of exchange rate changes on cash	(1,082)	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	(74,989)	8,324
Cash, cash equivalents, and restricted cash, beginning of period	202,219	186,093
Cash, cash equivalents, and restricted cash, end of period	$127,230	$194,417

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Non-cash acquisition of TBHC, SFV Services, and TCS	$271,198	$—

Supplemental Operational Data
We measure our business using operational metrics, in addition to the financial metrics shown above and the non-GAAP financial measures explained below. We believe these metrics provide investors with additional information regarding our financial results and provide key performance indicators to track our progress. These indicators include changes in customer order patterns and the mix of products purchased by our customers.

Active customers represent the total number of unique customers who have made at least one purchase during the prior twelve-month period. This metric captures both the inflow of new customers and the outflow of existing customers who have not made a purchase during the prior twelve-month period.

Last twelve months (LTM) net revenue per active customer represents total net revenue in a twelve-month period divided by the total number of active customers for the same twelve-month period.

Orders delivered represents the total number of orders delivered in any given period, including orders that may eventually be returned. As we ship a large volume of packages through multiple carriers, actual delivery dates may not always be available, and in those circumstances, we estimate delivery dates based on historical data.

Average order value is defined as total net revenue in any given period divided by the total number of orders delivered in that period.

Orders per active customer is defined as orders delivered in a twelve-month period divided by active customers for the same twelve-month period.

The following table provides our key operating metrics, which include data for Kirkland's and The Container Store for the periods presented subsequent to their respective acquisition dates:
(in thousands, except for LTM net revenue per active customer, average order value and orders per active customer)

	Three months ended September 30,
	2026	2025
Active customers	8,989	4,151
LTM net revenue per active customer	$154	$259
Orders delivered	3,978	1,254
Average order value	$125	$205
Orders per active customer	1.99	1.30

Non-GAAP Financial Measures and Reconciliations
We are providing certain non-GAAP financial measures in this release and related earnings conference call, including adjusted diluted net loss per share, adjusted EBITDA, and free cash flow. We use these non-GAAP measures internally in analyzing our financial results and we believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance and, in the case of free cash flow, our liquidity position, in the same manner as our management and board of directors. We have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures in this earnings release. These non-GAAP financial measures should be used in addition to and in conjunction with the results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.

Adjusted diluted net loss per share is a non-GAAP financial measure that is calculated as net income (net loss) less the income or losses recognized from our equity method securities and the gains on derecognition of loan commitment. We believe that these adjustments to our net income (net loss) before calculating per share amounts provide meaningful supplemental information for investors by excluding items that are not reflective of our core operations and that introduce significant volatility into GAAP results. We believe excluding these adjustments enhances the comparability of our financial results across reporting periods and offers greater and supplemental insight into the performance of our core operations when presented in conjunction with our GAAP disclosures.

More specifically, the income or loss from equity method securities relates to our blockchain asset portfolio, which includes passive investments in early-stage blockchain technology companies. These investments are ancillary to our retail business and are not part of our strategic or operational planning for the retail segment. Additionally, the market value and performance of these investments are subject to material volatility driven by external factors unrelated to our retail business. Similarly, the gain on derecognition of loan commitment arises from non-operating investments where we do not participate in day-to-day operations, capital allocation, or economically significant decision-making. These gains or losses are all non-cash, and the Company believes their inclusion in GAAP net income (net loss) can, in the absence of additional context, distort the comparability of our operating performance across periods.

Adjusted EBITDA is a non-GAAP financial measure that is calculated as net income (net loss) before depreciation and amortization, stock-based compensation, interest and other income (expense), provision (benefit) for income taxes, and special items. We believe the exclusion of certain benefits and expenses in calculating adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring.

Free cash flow is a non-GAAP financial measure that is calculated as net cash provided by or used in operating activities reduced by expenditures for property and equipment. We believe free cash flow is a useful measure to evaluate the cash impact of the operations of the business including purchases of property and equipment which are a necessary component of our ongoing operations.

The following tables reflect the reconciliation of diluted net loss per share to adjusted diluted net loss per share (in thousands, except per share data):

	Three months ended September 30,
	2026
	Diluted EPS	Adjusted Diluted EPS
Numerator:
Net loss attributable to common stockholders	$(26,144)	$(26,144)

Denominator:
Weighted average shares of common stock outstanding—diluted	94,911	94,911

Net loss per share of common stock:
Diluted	$(0.28)	$(0.28)

	Three months ended September 30,
	2025
	Diluted EPS	Less: equity method gain[1]	Adjusted Diluted EPS
Numerator:
Net loss attributable to common stockholders	$(4,521)	$7,005	$(11,526)

Denominator:
Weighted average shares of common stock outstanding—diluted	60,333	60,333	60,333

Net loss per share of common stock:
Diluted	$(0.07)	$0.12	$(0.19)
1 There was no income tax effect related to the non-GAAP adjustments for any of the periods presented. Our non-GAAP income tax rate was 0% for each period primarily due to having operating losses and the gains and losses reflected in the non-GAAP adjustments were unrealized. Further, there is no deferred income tax impact related to these adjustments primarily due to the valuation allowance against our deferred tax assets.

The following table reflects the reconciliation of adjusted EBITDA to net loss (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net loss	$(26,144)	$(4,521)	$(82,039)	$(63,746)
Depreciation and amortization	17,335	3,879	28,494	12,803
Stock-based compensation	(1,462)	3,522	2,146	8,002
Interest (income) expense, net	3,749	(1,186)	1,270	(2,837)
Other (income) expense, net[1]	(20,712)	(6,978)	(21,161)	17,780
Provision (benefit) for income taxes	(18,962)	233	(21,229)	714
Special items (see table below)	19,745	115	46,037	1,042
Adjusted EBITDA	$(26,451)	$(4,936)	$(46,482)	$(26,242)

Special items:
Acquisition-related costs[1]	$13,499	$—	$26,842	$—
Restructuring costs[1,2]	3,925	115	11,125	6,832
Gains on discrete asset disposals[3]	—	—	—	(5,790)
Store-closure non-cash asset impairments[4]	(756)	—	4,491	—
Acquisition-related non-cash purchase-accounting adjustments[5]	2,849	—	3,351	—
Other non-recurring charges	228	—	228	—
	$19,745	$115	$46,037	$1,042
1 Amounts in prior period columns have been reclassified to conform to current period's presentation.
2 Reflects cash costs as incurred to combine and realign operations, including workforce optimization, organizational realignment, systems and process integration, severance, separation costs, and related costs.
3 Amounts in prior period columns have been revised to conform to current period's presentation for the correction of immaterial errors.
4 Non-cash impairment of right-of-use and related long-lived store assets arising from store-closure decisions.
5 Non-cash amortization of acquisition-date fair-value lease and other adjustments; cash rent remains in the measure.

The following table reflects the reconciliation of free cash flow to net cash used in operating activities (in thousands):

	Nine months ended September 30,
	2026	2025
Net cash used in operating activities	$(118,449)	$(50,212)
Expenditures for property and equipment	(11,963)	(5,249)
Free cash flow	$(130,412)	$(55,461)